SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event): June 12, 2008
Calais Resources, Inc.
(Exact Name of Registrant as Specified in its Charter)

British Columbia	0-29392	88-0379834
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4415 Caribou Road – P.O. Box 653 – Caribou, Nederland, CO 80466-0653
(Address of Principal Executive Offices) (Zip Code)
(303) 258-3806
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.02.	Unregistered Sales of Equity Securities.
On June 12, 2008, the Corporation sold in exchange for aggregate gross proceeds of US$25,000, a total of 312,500 shares of the Corporation’s common stock and 312,500 common stock purchase warrants, each such warrant to purchase one share of common stock at any time prior to June 12, 2013, at an initial exercise price of US$0.12 per share, to Liann K.and R. David Russell accredited investors. Mr. Russell is also the Chairman of the Board of Calais Resources.
On June 12, 2008, the Corporation sold in exchange for aggregate gross proceeds of US$25,000, a total of 312,500 shares of the Corporation’s common stock and 312,500 common stock purchase warrants, each such warrant to purchase one share of common stock at any time prior to June 12, 2013, at an initial exercise price of US$0.12 per share, to the Russell Family Trust dtd. Jan 14, 2003 an accredited investor.
On June 12, 2008, the Corporation sold in exchange for aggregate gross proceeds of US$25,000, a total of 312,500 shares of the Corporation’s common stock and 312,500 common stock purchase warrants, each such warrant to purchase one share of common stock at any time prior to June 12, 2013, at an initial exercise price of US$0.12 per share, to the Marvin Russell an accredited investor.
On June 12, 2008, the Corporation sold in exchange for aggregate gross proceeds of US$10,000, a total of 125,000 shares of the Corporation’s common stock and 125,500 common stock purchase warrants, each such warrant to purchase one share of common stock at any time prior to June 12, 2013, at an initial exercise price of US$0.12 per share, to the Tobias A. Cernick an accredited investor.
No underwriting discounts were received or commissions paid by the Corporation in connection with the sales reported herein, and all sales resulted from private placement transactions exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The Corporation used the gross proceeds of US$85,000 from these sales to pay critical accounts payable, including fees owed to legal, audit and accounting service providers, and other corporate expenses.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAIS RESOURCES, INC. (Registrant)
June 16, 2008	By:	/s/ David K. Young
David K. Young, Chief Executive Officer